Exhibit 4.1

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of the common stock, par value $0.0001 per share (the “Common Stock”), of Presto Automation Inc. (the “Company,” “we” or “us”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description is a summary and is qualified in its entirety by reference to the second amended and restated certificate of incorporation and amended and bylaws, copies of which are filed as Exhibits 3.1 and 3.3, respectively, to the Current Report on Form 8-K of the Company filed on September 27, 2022. We refer in this exhibit to our second amended and restated certificate of incorporation as our “Charter”, and we refer to our amended and restated bylaws as our “Bylaws”.

Authorized and Outstanding Stock

The Charter authorizes the issuance of shares of capital stock, each with a par value of $0.0001, consisting of (a) 180,000,000 shares of Common Stock and (b) 1,500,000 shares of preferred stock.

As of September 30, 2023, we had 57,953,475 shares of Common Stock outstanding.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of the common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Charter, the holders of Common Stock will possess all voting power for the election of directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, under the Charter, holders of Common Stock are entitled to the payment of dividends when, as and if declared by the Board of Directors (the “Board”) of the Company in accordance with applicable law.

Liquidation, Dissolution and Winding Up

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to receive all the funds and assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of creditors of the Company and the holders of any outstanding shares of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of Common Stock do not have preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

Our preferred stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in the Charter and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board.

Warrants

There are currently outstanding an aggregate of 24,875,000 warrants, will entitle the holder to acquire Common Stock.

Each public warrant entitles the registered holder to purchase one-half of one share of Common Stock at a price of $11.50 per whole share, subject to adjustment as described below, at any time commencing on the date of the completion of an initial business combination. However, no public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of the Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the closing of Ventoux CCM Acquisition Corp.’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of Ventoux CCM Acquisition Corp’s initial business combination at 5:00 p.m., Eastern time.

The private warrants and financing warrants are identical to the public warrants except that (i) each private warrant and each financing warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share instead of $8.21 per share, and (ii) such private warrants and financing warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, (in the case of the private warrants, only so long as they are still held by the initial purchasers or their affiliates). The private warrants purchased by Chardan Investments will not be exercisable more than five years from the date Ventoux CCM Acquisition Corp’s registration statement used in connection with the Ventoux CCM Acquisition Corp initial public offering was declared effective, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Investments or any of its related persons beneficially own these private warrants.

The Company may call the outstanding warrants for redemption (excluding the private warrants and financing warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds 165% of the volume weighted average price of Common Stock during the 20 trading day period starting on the trading day prior to the Closing, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant. For context, recent common stock trading prices have not met or exceeded the threshold that would allow the company to redeem public warrants. In order to exercise the warrant redemption rights, the Company is required to mail notice to the registered holders of the warrants by first class mail, postage prepaid, not less than 30 days prior to the redemption date.

The redemption criteria for the warrants were established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of the Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants,

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multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” means the average reported last sale price of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Common Stock at the time the warrants are called for redemption, its cash needs at such time and concerns regarding dilutive share issuances.

The warrants have been issued in registered form under a warrant agreement between Continental, as warrant agent, and VTAQ, amended at Closing as described in the section entitled “Amended and Restated Warrant Agreement.” The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no public warrants will be exercisable for cash, and the Company will not be obligated to issue shares of its common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to such shares issuable upon exercise of the warrants is current and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to such shares issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to such shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants, and the Company will not be required to settle any such warrant exercise. If the prospectus relating to such shares issuable upon the exercise of the warrants is not current or if such shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited, and the warrants may expire worthless.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.99% (or such other amount as a holder may specify) of Common Stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

The Company has agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Contractual Arrangements with respect to Certain Warrants

The Company has agreed that the Company will not redeem the private warrants and financing warrants and will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective). However, once any of the private warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore,

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because the private warrants and the financing warrants were issued in a private transaction, the holders and their transferees are allowed to exercise the private warrants for cash even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective and receive unregistered shares of Common Stock.

Anti-Takeover Provisions

Authorized but Unissued Shares

The Charter authorizes 181,500,000 shares of capital stock, consisting of 180,000,000 shares of Common Stock and 1,500,000 shares of preferred stock.

Exclusive Forum for Certain Lawsuits

The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring: (i) any derivative action, suit or proceeding brought on its behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or its stockholders; (iii) any action asserting a claim against the Company, its directors, officers or employees arising under the DGCL, the Charter or the Bylaws or (iv) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Securities Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Exchange Act, as to which the federal courts for the United States of America shall have exclusive jurisdiction.

Special Meetings of Stockholders

The Charter provides that special meetings of the Company stockholders may be called at any time by the chairperson of the Board, the Chief Executive Officer or the board of directors acting pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person or persons, subject to the rights of holders of any series of preferred stock then outstanding.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be September 14th of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

The Board or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the

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Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company’s stock entitled to vote thereon were present and voted, unless the Company’s then-effective charter provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of the Company, the Charter does not permit the Company’s holders of the Common Stock to act by consent in writing.

Dissenter’s Rights of Appraisal and Payment

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest

The Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their affiliates, other than those directors or affiliates who are its employees. The Charter provides that, to the fullest extent permitted by law, none of the directors who are not employed by the Company (including any non-employee director who serves as one of its officers in both his or her director and officer capacities) or his or her affiliates will have any fiduciary duty to refrain from (i) engaging or possessing interests in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. The Charter will not renounce the Company’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, a business opportunity will not be deemed to be a potential corporate opportunity for the Company if the Company is neither financially nor legally able, nor contractually permitted to undertake the opportunity, the opportunity is not in the line of the Company’s business or is of no practical advantage to the Company or it is one in which the Company has no interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. the Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company directors, officers, and certain employees

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for some liabilities. the Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

Transfer Agent, Warrant Agent and Registrar

The transfer agent for the capital stock of the Company is Continental. The Company agreed to indemnify Continental in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Listing of Securities

Our common stock and public warrants are listed on the Nasdaq Stock Market under the symbols “PRST” and “PRSTW,” respectively.

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